Exhibit 2
SECURITIES PURCHASE AGREEMENT
Dated as of November 15, 2007
AMONG
THESTREET.COM, INC.
TCV VI, L.P.
AND
TCV MEMBER FUND, L.P.

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES	1

1.1 Purchase and Sale	1
1.2 Closing	1

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY	1

2.1 Organization and Corporate Power	2
2.2 Authorization, Etc.	2
2.3 Government Approvals	3
2.4 Authorized and Outstanding Stock	3
2.5 Subsidiaries	4
2.6 Securities Law Compliance	4
2.7 SEC Documents; Financial Information	4
2.8 Internal Controls	5
2.9 Disclosure Controls	5
2.10 Absence of Certain Events; No Material Adverse Change	5
2.11 Litigation	7
2.12 Compliance with Laws; Permits	7
2.13 Taxes	7
2.14 Intellectual Property	7
2.15 Contracts and Commitments	8
2.16 Employee Matters	8
2.17 No Brokers or Finders	8
2.18 Transactions with Affiliates	9
2.19 Insurance	9
2.20 Investment Company Act	9
2.21 Investment Company Act	9
2.22 Nasdaq	9
2.23 Delaware Section 203	9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER	10

3.1 Organization and Power	10
3.2 Authorization, Etc.	10
3.3 Government Approvals	10
3.4 Investment Representations	11
3.5 No Brokers or Finders	11
3.6 Short Sales	11
3.7 No Beneficial Ownership	12

ARTICLE IV COVENANTS OF THE PARTIES	12

4.1 Legends	12
4.2 Restrictions on Actions	12
4.3 Short Sales	13

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4.4 Confidential Information	13
4.5 Specific Performance	14
4.6 Board of Directors	14

ARTICLE V CONDITIONS TO THE PURCHASERS’ OBLIGATION	15

5.1 Representations and Warranties	15
5.2 Covenants	15
5.3 Certified Bylaws	15
5.4 Series B Preferred Stock Certificates	15
5.5 Amendment No. 2 to Rights Agreement	15
5.6 Investor Rights Agreement	15
5.7 Legal Opinion	15
5.8 Certificate of Designation	15
5.9 Warrants	15

ARTICLE VI CONDITIONS TO THE COMPANY’S OBLIGATION	16

6.1 Representations and Warranties; Performance	16
6.2 Covenants	16
6.3 Consideration for the Shares	16
6.4 Investor Rights Agreement	16
6.5 Certificate of Designation	16
6.6 Warrants	16

ARTICLE VII MISCELLANEOUS	16

7.1 Survival of Representations	16
7.2 Shares Owned by Affiliates	16
7.3 Counterparts	17
7.4 Governing Law	17
7.5 Entire Agreement; No Third Party Beneficiary	18
7.6 Expenses	18
7.7 Notices	18
7.8 Successors and Assigns	19
7.9 Headings	19
7.10 Amendments and Waivers	19
7.11 Interpretation; Absence of Presumption	19
7.12 Severability	20
7.13 Severability	20
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SCHEDULES

Schedule 1.1	Purchased Shares and Warrant Shares
Schedule of Exceptions

EXHIBITS

Exhibit A	Definitions
Exhibit B-1	Form of Certificate of Designation, Preferences and Rights of the Series B Preferred Stock
Exhibit B-2	Form of Warrant
Exhibit C	Investor Rights Agreement
Exhibit D	Amendment No. 2 to Rights Agreement
Exhibit E	Form of Opinion of Company Counsel
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SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement dated as of November 15, 2007 (this “Agreement”) is among TheStreet.com, Inc., a Delaware corporation (the “Company”), TCV VI, L.P., a Delaware limited partnership (“TCV VI”), and TCV Member Fund, L.P., a Delaware limited partnership (“TCV Member Fund” and, together with TCV VI, the “Purchasers”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.
     The Purchasers desire to purchase from the Company, and the Company desires to issue and sell to the Purchasers, (i) an aggregate of 5,500 shares (the “Purchased Shares”) of the Company’s Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), and (ii) one or more warrants (the “Warrants” ) to purchase an aggregate of 1,157,083 shares (the “Warrant Shares” ) of Common Stock all on the terms and subject to the conditions hereinafter set forth.
     In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
     Section 1.1 Purchase and Sale. Subject to the terms and conditions hereinafter set forth, at the Closing the Company shall issue and sell the Purchased Shares and the Warrants to the Purchasers and the Purchasers shall purchase the Purchased Shares and the Warrants from the Company for the aggregate purchase price set forth on Schedule 1.1. The number of Purchased Shares and the number of Warrant Shares to be purchased by each Purchaser is set forth opposite each Purchaser’s name on Schedule 1.1. The Series B Preferred Stock shall have the rights, terms and privileges set forth in the Certificate of Designation, Preferences and Rights of the Series B Preferred Stock (the “Certificate of Designation”) attached as Exhibit B-1 and the Warrants shall be in the form attached as Exhibit B-2.
     Section 1.2 Closing. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the sale and purchase of the Purchased Shares and the Warrants (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York, at 10:00 A.M., on November 15, 2007. The date on which the Closing is to occur is herein referred to as the “Closing Date.” At the Closing, the Company will deliver the Purchased Shares and the Warrants being acquired by each Purchaser in the form of one or more certificates issued in such Purchaser’s name upon receipt by the Company of payment of the full purchase price therefor by or on behalf of such Purchaser to the Company by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Purchasers that, except as set forth in the SEC Documents or on the Schedule of Exceptions to this Agreement:

     Section 2.1 Organization and Power. The Company and each of its Subsidiaries is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate or limited liability company power and authority to own its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or limited liability company in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had and would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
     Section 2.2 Authorization, Etc. The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the Investor Rights Agreement and any other agreements or instruments executed by the Company in connection herewith or therewith (collectively, the “Related Agreements”), and the consummation by the Company of the transactions contemplated hereby and thereby, the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and for the due authorization, issuance, sale and delivery of the Purchased Shares and the Warrants and the reservation, issuance and delivery of the Conversion Shares and the Warrant Shares. The authorization, execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is or will be a party, and the consummation by the Company of the transactions contemplated hereby and thereby, including the filing of the Certificate of Designation and the issuance of the Purchased Shares, the Conversion Shares and the Warrant Shares do not and will not: (a) violate or result in the breach of any provision of the certificate of incorporation and bylaws of the Company; or (b) with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, whether after the giving of notice or the lapse of time or both: (i) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any material judgment, order, writ, decree or contract required to be filed as an exhibit to one of the SEC Documents; (ii) other than in connection with or in compliance with the provisions of the HSR Act in connection with any exercise of the Warrants, violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation; or (iii) result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries or the suspension, revocation, material impairment, forfeiture or nonrenewal of any franchise, permit, license or other right granted by a governmental authority to the Company or any of its Subsidiaries, other than Liens under federal or state securities laws. The issuance of the Purchased Shares does not require any further corporate action and is not subject to any preemptive right under the Company’s certificate of incorporation or any contract to which the Company is a party. This Agreement has been, and each of the Related Agreements to which the Company will, at the Closing be party will be, duly executed and delivered by the Company. Assuming due execution and delivery thereof by each of the other parties thereto, this Agreement and the Related Agreements to which the Company is a party will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’

rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     Section 2.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, or in connection with the issuance of the Purchased Shares, the Warrants, the Conversions Shares or the Warrant Shares, except for (a) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware; (b) those which have already been made or granted; (c) the filing of a current report on Form 8-K with the SEC; (d) filings with applicable state securities commissions; (e) the listing of the Conversion Shares and the Warrant Shares with the Nasdaq Stock Market; (f) in compliance with the provisions of the HSR Act in connection with any exercise of the Warrants; and (g) those where the failure to obtain such consent, approval or license or make such filings would not be material to the Company and its Subsidiaries taken as a whole.
     Section 2.4 Authorized and Outstanding Stock.
          (a) The authorized capital stock of the Company (immediately prior to the Closing) consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and 5,500 shares of Preferred Stock have been designated as the Series B Preferred Stock and 1,000,000 shares of Preferred Stock have been designated as Series A Junior Participating Preferred Stock.
          (b) As of November 13, 2007, the issued and outstanding capital stock of the Company consists of 30,097,473 shares of Common Stock. There are no outstanding shares of Preferred Stock. In addition, options to purchase an aggregate of 1,816,009 shares of Common Stock have been granted and are unexercised under the Stock Plans, and unvested restricted stock units (or RSUs) for an aggregate of 264,046 shares have been granted under the Stock Plans. All of the issued and outstanding shares of capital stock of the Company are, and when issued in accordance with the terms hereof, the Purchased Shares will be, duly authorized and validly issued and fully paid and non-assessable. The shares of Common Stock issuable upon conversion of the Purchased Shares (the “Conversion Shares”) and upon exercise of the Warrants have been reserved for issuance and, when issued upon conversion thereof in accordance with the terms of the Certificate of Designation or the Warrants, as the case may be, will be validly issued and fully paid and non-assessable and will not be subject to any preemptive right or any restrictions on transfer under applicable law or any contract to which the Company is a party, other than those under applicable state and federal securities and antitakeover laws, the Investor Rights Agreement and the Rights Agreement. When issued in accordance with the terms hereof, the Purchased Shares will be free and clear of all Liens imposed by or through the Company, except for restrictions imposed by Federal or state securities or “blue sky” laws and except for those imposed pursuant to this Agreement or the Investor Rights Agreement. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of capital stock of the Company are as set forth in the Company’s restated certificate of incorporation, as amended.

          (c) Except as provided in this Agreement: (i) no subscription, warrant, option, convertible security or other right issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company; (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company. No person or entity is entitled to any preemptive right granted by the Company with respect to the issuance of any capital stock of the Company. Except as provided in the Investor Rights Agreement, no person or entity has been granted rights by the Company with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended (the “Securities Act”).
     Section 2.5 Subsidiaries. The Company has no subsidiaries nor any investment or other interest in, or any outstanding loan or advance equal to or greater than $1,000,000 to or from, any Person. The Company owns of record and beneficially, free and clear of all Liens of any nature, all of the issued and outstanding capital stock of each of the Material Subsidiaries. All of the issued and outstanding capital stock or equity interests of the Material Subsidiaries has been duly authorized and validly issued, and in the case of corporations, is fully paid and non-assessable. There are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any Material Subsidiary of any securities of the Material Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.
     Section 2.6 Securities Law Compliance. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 3.4 (Investment Representations), the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. The Company has not, in connection with the transactions contemplated by this Agreement, engaged in: (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) promulgated under the Securities Act); (b) any action involving a “public offering” within the meaning of Section 4(2) of the Securities Act; or (c) any action that would require the registration under the Securities Act of the offering and sale of the Purchased Shares or the Warrants pursuant to this Agreement. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Securities Act.
     Section 2.7 SEC Documents; Financial Information. Since January 1, 2006, the Company has timely filed all reports, schedules, registration statements and other documents (including all amendments, exhibits and schedules thereto) required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, in conformity with GAAP. The Company satisfies the “registrant requirements” for use of Form S-3 set forth in General Instruction I.A to Form S-3 promulgated by the SEC.
     Section 2.8 Internal Controls. The Company and each of its Subsidiaries maintains a system of internal control over financial reporting that the Company believes are sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (c) access to assets is permitted only in accordance with management’s general or specific authorization. The Company believes that its auditors and the Audit Committee of the Board of Directors have been advised of: (x) any significant deficiencies in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data; and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material weaknesses in the Company’s internal control over financial reporting as of the date the last evaluation was conducted have been identified for the Company’s auditors.
     Section 2.9 Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure.
     Section 2.10 Absence of Certain Events; No Material Adverse Change. Since September 30, 2007, the Company and its Subsidiaries each has conducted its business operations in the ordinary course and there has not occurred any event, development, circumstance or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, since September 30, 2007 there has not occurred:
          (a) any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties of the Company or any of its Subsidiaries, except in the ordinary course of business;

          (b) any incurrence of indebtedness for borrowed money, notes, mortgages or purchase money indebtedness of the Company or its Subsidiaries in excess of $1,000,000 in the aggregate;
          (c) any waiver or modification by the Company or any of its Subsidiaries of any right or rights of substantial value or of a material debt owed to it other than in the ordinary course of business;
          (d) any material change in the accounting principles, methods, practices or procedures followed by the Company in connection with the business of the Company and its Subsidiaries or any material change in the depreciation or amortization policies or rates theretofore adopted by the Company in connection with the business of the Company and its Subsidiaries, any change in the Company’s independent public accounting firm, disagreement with its independent public accounting firm over the Company’s and its Subsidiaries’ application of accounting principles or with the preparation of any of their financial statements that was required to be disclosed in the SEC Documents, notification to the Company’s audit committee of any irregularity with respect to the Company’s or its Subsidiaries’ financial statements, books and records or method of accounting;
          (e) except as contemplated by this Agreement, any declaration, setting aside or payment of any dividends (or, in the case of a limited liability company, other distributions) in respect of the outstanding shares of capital stock (or, in the case of a limited liability company, other equity interests) of the Company or any of its Subsidiaries (other than (i) the Company’s regular quarterly dividend of $0.025 per share and (ii) dividends declared or paid by wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company) or any other change in the authorized capitalization of the Company or any of its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company;
          (f) any written notice from the SEC in connection with any investigation or action by the SEC that seeks to, or could reasonably be expected to result in, the restatement by the Company of any of its current or previously disclosed financial statements, and to the actual knowledge of any of the executive officers of the Company, no such investigation or action has been threatened by the SEC;
          (g) any material change in any compensation agreement or arrangement with any executive officer or director of the Company, other than in the ordinary course of business;
          (h) any resignation or termination of employment of Mr. James Cramer or any of the Company’s other executive officers;
          (i) any loans or guarantees made by the Company or any of its Subsidiaries to or for the benefit of their employees, officers or directors or any members of their immediate families, other than (i) travel advances and other advances made in the ordinary course of business and (ii) loans to employees, officers or directors in connection with the exercise of stock options granted pursuant to the Stock Plans; or
          (j) any arrangement, contract or commitment to do any of the foregoing.

     Section 2.11 Litigation. With such exceptions that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect, there is no litigation or governmental proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or affecting any of the properties or assets of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Company or any Subsidiary or any of their assets or property.
     Section 2.12 Compliance with Laws; Permits. The Company is not, and will not at the Closing be, in violation of or default under any provision of its restated certificate of incorporation or bylaws, each as in effect at the Closing. With such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect the Company and its Subsidiaries are in compliance with each judgment, decree, judicial order, statute and regulation (whether issued under domestic, foreign or international law) by which any of them is bound or to which any of them or any of their respective properties are subject. The Company and each of its Subsidiaries has all franchises, permits, licenses and other rights granted by governmental authorities that are required to permit it to own its property and to conduct its business as it is presently conducted other than franchises, permits, licenses and other privileges granted by governmental authorities that if not held by the Company or such Subsidiary have not had and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. All such franchises, permits, licenses and other rights and privileges granted by governmental authorities are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened.
     Section 2.13 Taxes. The Company and each of its Subsidiaries has filed all Tax returns required to be filed within the applicable periods for such filings (with due regard to any extension) and has paid all Taxes required to be paid, except for any such failures to file or pay that would not individually or in the aggregate have a Material Adverse Effect. No material deficiencies for any Tax are currently assessed against the Company or any of its Subsidiaries, and no Tax returns of the Company or any of its Subsidiaries have been audited during the last three years, and, there is no such audit pending or, to the knowledge of the Company, contemplated. There is no outstanding claim by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to the imposition of any material tax by that jurisdiction.
     Section 2.14 Intellectual Property. All Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries that were developed, worked on or otherwise held by any employee, officer, consultant or otherwise are owned free and clear by the Company or one of its Subsidiaries (as the case may be) by operation of law or have been validly assigned to the Company one of its Subsidiaries (as the case may be) other than those Intellectual Property Rights where the failure to own or assign such rights would not, individually or in its aggregate be reasonably likely to have a Material Adverse Effect. The Intellectual Property Rights are sufficient in all material respects to carry on the business of the Company and each of its Subsidiaries as presently conducted and as proposed to be conducted. To the knowledge of the Company, with such exceptions as are not, individually or in the aggregate reasonably likely to have a Material Adverse Effect, the Intellectual Property Rights purported to be owned by the

Company or any of its Subsidiaries do not infringe the intellectual property rights of any third party. Neither the Company nor any of its Subsidiaries has received since the later of January 1, 2005 and (with respect to each Subsidiary of the Company that was acquired from one or more third parties) the date such Subsidiary was acquired from such third party(ies) any written notice or other written claim from any third party: (i) asserting that any of the Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries infringe any intellectual property rights of such third party; (ii) challenging the validity, effectiveness or ownership by the Company or its Subsidiaries of any of the Intellectual Property Rights; or (iii) asserting that the Company or its Subsidiaries is in material default with respect to any license granting Intellectual Property Rights to the Company or its Subsidiaries.
     Section 2.15 Contracts and Commitments. All of the material contracts of the Company or any of its Subsidiaries that are required to be described in the SEC Documents, or to be filed as exhibits thereto, are in full force and effect and upon consummation of the transactions contemplated by this Agreement and the Related Agreements, shall continue in full force and effect, without penalty or adverse consequence. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in material breach of or in material default under any such contract.
     Section 2.16 Employee Matters. The Company has described in, or filed as an exhibit to, the SEC Documents filed prior to the date of this Agreement all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, the SEC Documents: employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements (including all “employee pension benefit plans” as defined in Section 3(2) of ERISA, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements in effect by the Company and its Subsidiaries) (the “ERISA Documents”). Except for any compliance failures that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents; and (b) each such ERISA Document is in compliance in all material respects with all applicable requirements of ERISA. To the Company’s knowledge, none of the Company’s or its Subsidiaries’ employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her employment obligations to the Company or its Subsidiaries or that would conflict with the Company’s and its Subsidiaries’ business as now conducted or proposed to be conducted, except for such contracts and other agreements, judgments, decrees and orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 2.17 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its Subsidiaries.

     Section 2.18 Transactions with Affiliates. Except as disclosed in the Proxy Statement, as of April 23, 2007 (the date the Proxy Statement was filed with the SEC), there were no loans, leases or other agreements, understandings or continuing transactions between the Company or any of its Subsidiaries, on the one hand, and any officer or director of the Company or any of its Subsidiaries or any Person that the Company believes is the owner of five percent or more of the outstanding Common Stock or any respective family member or Affiliate of such officer, director or stockholder, on the other hand, that were required by federal securities laws to be disclosed in the Proxy Statement.
     Section 2.19 Insurance. The Company and each of its Subsidiaries maintains insurance covering its properties, operations, personnel and businesses as the Company deems adequate. All such insurance is fully in force, except where the failure to be in full force has not had and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
     Section 2.20 Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Purchased Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
     Section 2.21 Investment Advisers Act. The Company is not ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to a registered investment company. As of the date of the Company’s most recent Uniform Application for Investment Adviser Registration on Form ADV and, to the knowledge of the Company, since that date, no “affiliated person” (as defined in the Investment Company Act) of the Company is or was ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an “affiliated person” of an investment adviser to a registered investment company. No “associated person” (as defined in the Advisers Act) of the Company is ineligible pursuant to Section 203 of the Advisers Act to serve as an “associated person” of a registered investment adviser. As of the date of the Company’s most recent Uniform Application for Investment Adviser Registration on Form ADV and, to the knowledge of the Company, since that date, each “investment advisory representative” (as defined in the Advisers Act) of the Company is or was licensed under all applicable state securities or “blue sky” laws.
     Section 2.22 Nasdaq. As of the date hereof, the Company’s Common Stock is listed on the Nasdaq Global Market, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from the Nasdaq Global Market.
     Section 2.23 Delaware Section 203. The Board of Directors of the Company (or a committee thereof), at a meeting duly called and held on November 15, 2007, has approved for purposes of Section 203 of the Delaware General Corporation Law: (a) the sale and issuance of the Purchased Shares and the Warrants to the Purchasers hereunder and the issuance of the Conversion Shares upon conversion of the Purchased Shares and the issuance of the Warrant Shares upon exercise of the Warrants; and (b) in the event the Purchasers are not “interested stockholders” (as defined in Section 203 of the Delaware General Corporation Law) immediately after giving effect to their acquisition of the Purchased Shares, a transaction in compliance with Section 4.2(a) in which either (or both) of the Purchasers become “interested stockholders.”
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
     Each Purchaser, severally and not jointly, represents and warrants to the Company that:
     Section 3.1 Organization and Power. Such Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited partnership power and authority to own its properties and to carry on its business as presently conducted.
     Section 3.2 Authorization, Etc. Such Purchaser has all necessary limited partnership power and authority, and has taken all necessary limited partnership action required for the due authorization, execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby. The authorization, execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements to which it is or will be a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in the breach of any provision of the certificate of limited partnership and limited partnership agreement of such Purchaser; or (b) with such exceptions that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on its ability to perform its obligations under this Agreement and the Related Agreements to which it is a party, whether after the giving of notice or the lapse of time or both: (i) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any material contract to which such Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable law. This Agreement has been, and each of the Related Agreements to which such Purchaser will, at the Closing be party will be, duly executed and delivered by such Purchaser. Assuming due execution and delivery thereof by the other Persons contemplated to be party thereto, this Agreement and the Related Agreements will each be a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     Section 3.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements to which it is a party, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report such Purchaser’s ownership of the Purchased Shares; and (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Purchasers to perform their obligations hereunder.

     Section 3.4 Investment Representations.
          (a) Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          (b) Such Purchaser has been advised by the Company that neither the Purchased Shares nor the Warrants have been registered under the Securities Act, that the Purchased Shares and the Warrants will be issued on the basis of the statutory exemption provided by Section 4(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by such Purchaser in this Agreement and the Related Agreements. Such Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.
          (d) Such Purchaser is purchasing the Purchased Shares and the Warrants for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.
          (e) By reason of its business or financial experience, such Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder.
          (f) The Company has provided to such Purchaser all documents and information that such Purchaser has requested relating to an investment in the Company. Such Purchaser recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Purchased Shares and the Warrants. Such Purchaser has carefully considered and has, to the extent it believes such discussion necessary, discussed with the Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company, and such Purchaser has determined that the acquisition of the Purchased Shares and the Warrants is a suitable investment for the Purchaser. Such Purchaser has not relied on the Company for any tax or legal advice in connection with the purchase of the Purchased Shares or the Warrants. In evaluating the suitability of an investment in the Company, such Purchaser has not relied upon any representations (other than the representations and warranties of the Company set forth in Article II) or other information from the Company or any of its agents.
     Section 3.5 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser.
     Section 3.6 Short Sales. Neither such Purchaser nor any of its Restricted Affiliates has engaged in any Short Sales since June 7, 2007.

     Section 3.7 No Beneficial Ownership. Neither Purchaser beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) any Common Stock or is the record owner of any Common Stock.
ARTICLE IV
COVENANTS OF THE PARTIES
     Section 4.1 Legends. Each Purchaser acknowledges and agrees that the Purchased Shares and the Warrants will bear a legend in substantially the following form:
“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. Such shares may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement thereunder or an exemption from such registration.”
     Section 4.2 Restrictions on Actions.
          (a) Each Purchaser agrees that until the earlier of the seventh anniversary of the date of this Agreement and the date on which such Purchaser no longer owns any Purchased Shares, Conversion Shares, Warrants or Warrant Shares (the “Restricted Period”), without the prior written consent of the Board of Directors of the Company, it will not at any time, nor will it cause, suffer or permit any of its Restricted Affiliates to, acquire directly or indirectly, by purchase or otherwise, record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act ) more than 35% the Company’s outstanding Common Stock; provided, however, that a Purchaser becoming a beneficial owner of more than 35% as a result of the Company taking any direct or indirect action that results in the number of outstanding shares of capital stock being reduced (e.g. stock repurchases) shall not be a breach of this Section 4.2.
          (b) The Purchasers agree that, during the Restricted Period without the prior written consent of the Board of Directors of the Company, neither of them will at any time, nor will a Purchaser cause, suffer or permit any of its Restricted Affiliates to, directly or indirectly: (i) make, or in any way participate in, any solicitation of proxies to vote any securities of the Company under any circumstances for a change in the directors or management of the Company, or in connection with a merger or acquisition of the Company, or deposit any securities of the Company in a voting trust or subject them to a voting agreement or other agreement of similar effect (it is understood and agreed that this clause (i) shall not prohibit any Purchaser or any of their respective Restricted Affiliates from voting any securities of the Company in their discretion); (ii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of securities of the Company that describes any plans or proposals required to be disclosed in response to any of clauses (a) through (j) of Item 4 of any Schedule 13D (or any amendment thereto); (iii) publicly propose to enter into, directly or indirectly, any merger, consolidation, business combination or other similar transaction involving the Company; (iv) formulate or disclose any intention, plan or arrangement to change the directors or management of the Company; or (v) advise, assist or encourage any other Persons in connection with any of the foregoing. (It is understood and agreed that nothing in this Section 4.2(b) shall prohibit the Series B Designee from taking any action, or refraining from taking any action, required in connection with his or her fiduciary duties.)
          (c) The provisions of Section 4.2(a) and (b) shall terminate in the event that the Board of Directors of the Company shall: (i) approve a tender offer for a majority of the outstanding capital stock of the Company; (ii) liquidate the Company or sell all or substantially all of the assets of the Company to another Person; (iii) approve a merger or consolidation of the Company with any other Person that would result in the voting securities of the Company outstanding immediately prior thereto representing less than a majority of the voting power to elect a majority of the board of directors or similar body of the Person surviving such merger or resulting from such consolidation; or (iv) sell or otherwise issue to any Person voting securities of the Company that would result in such Person having a majority of the combined voting power of the voting securities of the Company. For purposes hereof, “voting power” means the power to vote in the election of directors generally.
          (d) The provisions of Section 4.2(a) and (b) be reinstated and shall apply in full force according to their terms in the event that: (i) if the provisions of Section 4.2(a) and (b) shall have terminated as a result of a tender offer under clause (c)(i) above, such tender offer (as originally made or as extended or modified) shall have terminated (without any securities being accepted thereunder for purchase) prior to the commencement of a tender offer by any Purchaser or any of its Restricted Affiliates that would have been permitted pursuant to clause (c)(i) as a result of such third-party tender offer; (ii) any tender offer by any Purchaser or any of its Restricted Affiliates (as originally made or as extended or modified) that was permitted to be made pursuant to clause (c)(ii) through (iv) shall have terminated (without any securities being accepted thereunder for purchase); or (iii) if the provisions of Section 4.2(a) and (b) shall have terminated as a result of clause (c)(i), (iii) or (iv), the Board of Directors of the Company shall have determined to rescind or abandon the previous action described in clause (c)(ii) through (iv) (and no such action shall have closed). Upon reinstatement of the provisions of Section 4.2(a) and (b), the preceding provisions of this Section 4.2 shall continue to govern, including, without limitation, those that provide for the termination of any of the provisions of this Section 4.3 in the event that any of the events described in clause (c) shall occur.
     Section 4.3 Short Sales. Each Purchaser agrees that, for so long as such Purchaser or any of its Restricted Affiliates owns any Purchased Shares, Conversion Shares, Warrants or Warrant Shares it will not, and it will not cause, suffer or permit any of its Restricted Affiliates to, enter into any Short Sales.
     Section 4.4 Confidential Information.
          (a) From and after the consummation of the Closing, each Purchaser shall, and shall use its commercially reasonable efforts to cause its Affiliates, Representatives and Permitted Disclosees to, maintain the confidentiality of, and not use for the benefit of itself or others, any confidential financial, business-related and other information concerning the Company or its Subsidiaries, whether furnished before or after the Closing Date, whether oral or written, and regardless of the manner or form in which it is furnished, together with notes, analyses, compilations, studies or other documents prepared by the Company or any of its Subsidiaries or any of their Representatives (collectively, the “Confidential Information”);

provided, however, that: (i) each Purchaser shall be liable in the event any of its Affiliates, Representatives or Permitted Disclosees shall not maintain the confidentiality of, or use for the benefit of itself or others, any Confidential Information even though such Purchaser is only required to use commercially reasonable efforts to cause them to comply herewith; and (ii) this Section 4.4(a) shall not restrict: (A) any disclosure of information required to be disclosed by applicable law, rule, regulation or court or other governmental order (but only such portion of the Confidential Information that they are legally required to disclose), but if permitted by applicable law, the Purchasers shall give the Company notice and a reasonable opportunity to contest such disclosure or seek an appropriate protective order; or (B) any disclosure of information that: (I) is publicly available as of the Closing Date; (II) after the Closing Date, becomes publicly available through no fault of any of the Purchasers or their Affiliates or Representatives; (III) is received by the Purchasers from a third party not, to the knowledge of the Purchasers, subject to any obligation of confidentiality with respect to such information; or (IV) was known by such Purchaser on a non-confidential basis from a source that was entitled to disclose it to such Purchaser. Notwithstanding the foregoing, each Purchaser will advise its Affiliates, Representatives and Permitted Disclosees that such Confidential Information is confidential and that by receiving such Confidential Information such Affiliate, Representative or Permitted Disclosee is agreeing to maintain the confidentiality of, and not to use for the benefit of itself or others, any Confidential Information.
          (b) Nothing contained in this Section 4.4 shall prevent any Purchaser or any Permitted Disclosee from entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other Person (whether or not competitive with the Company); provided, however, that neither such Purchaser nor any of its Affiliates, Representatives or Permitted Disclosee discloses or otherwise makes use of, except as permitted in accordance with this Section 4.4, any Confidential Information in connection with such activities.
     Section 4.5 Specific Performance. The Purchasers agree that irreparable damage would occur and that the Company would not have any adequate remedy at law in the event that any of the provisions of Sections 4.2 (Restrictions on Actions), 4.3 (Short Sales) or 4.4 (Confidential Information) were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Purchasers agree that the Company shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to an injunction or injunctions to prevent breaches of such Sections and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 4.6 Board of Directors. Promptly after the Closing, once Jay Hoag shall become a member of the Board of Directors of the Company as the Series B Designee (as such term is defined in the Certificate of Designation), the Company shall cause the Series B Designee to be covered by any directors and officers insurance policy maintained by the Company from time to time at all times that a Series B Designee serves on the Company’s Board of Directors.

ARTICLE V
CONDITIONS TO THE PURCHASERS’ OBLIGATION
     The obligations of the Purchasers to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:
     Section 5.1 Representations and Warranties. Each of the representations and warranties of the Company contained in Article II of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time); provided, however, that if a representation or warranty is qualified by “materiality” or “Material Adverse Effect” or similar qualifier, such representation or warranty (as so qualified) shall be true and correct in all respects.
     Section 5.2 Covenants. The Company shall have performed and complied in all material respects with all other covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.
     Section 5.3 Certified Bylaws. The Purchasers shall have received a copy of the Company’s bylaws, certified by its Secretary.
     Section 5.4 Series B Preferred Stock Certificates. The Company shall have delivered one or more stock certificates to each Purchaser representing the portion of the Purchased Shares to be purchased by such Purchaser.
     Section 5.5 Amendment No. 2 to Rights Agreement. The Company and American Stock Transfer & Trust Company shall have executed Amendment No. 2 to Rights Agreement in the form attached as Exhibit D.
     Section 5.6 Investor Rights Agreement. The Company shall have entered into the Investor Rights Agreement.
     Section 5.7 Legal Opinion. The Company shall have provided an opinion addressed to the Purchasers rendered by its General Counsel in form and substance reasonably satisfactory to the Purchasers, in substantially the form attached hereto as Exhibit E.
     Section 5.8 Certificate of Designation. The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware.
     Section 5.9 Warrants. The Company shall have entered into and delivered the Warrants to the Purchasers.

ARTICLE VI
CONDITIONS TO THE COMPANY’S OBLIGATION
     The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:
     Section 6.1 Representations and Warranties; Performance. Each of the representations and warranties of the Purchasers contained in Article III of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time); provided, however, that if a representation or warranty is qualified by “materiality” or “material adverse effect” or similar qualifier, such representation or warranty (as so qualified) shall be true and correct in all respects.
     Section 6.2 Covenants. The Purchasers shall have performed and complied in all material respects with all other covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing.
     Section 6.3 Consideration for the Shares. Each Purchaser shall have paid the purchase price of the Purchased Shares to be purchased by such Purchaser in full at the Closing either by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.
     Section 6.4 Investor Rights Agreement. The Purchasers shall have entered into the Investor Rights Agreement.
     Section 6.5 Certificate of Designation. The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware.
     Section 6.6 Warrants. The Purchasers shall have entered into and delivered the Warrants to the Company.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closing of the transactions contemplated hereby. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date that is 10 days after the date on which the Company files with the SEC its annual report on Form 10-K for the year ending December 31, 2008.
     Section 7.2 Shares Owned by Affiliates. For the purposes of applying all provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares, the shares owned of record by any Affiliate of a Purchaser shall be deemed to be owned by such Purchaser.
     Section 7.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.3, provided that receipt of copies of such counterparts is confirmed.
     Section 7.4 Governing Law.
          (a) Except to the extent the DGCL is mandatorily applicable, this Agreement and any disputes arising hereunder or controversies related hereto shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of New York that apply to contracts made and performed entirely within such state.
          (b) Any action, suit or other proceeding with respect to this Agreement and any matter arising out of or in connection with this Agreement shall be brought exclusively in the state courts sitting in the State of Delaware or federal courts sitting in the State of Delaware. By execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of such Person’s property, generally and unconditionally, the sole and exclusive jurisdiction of the aforesaid courts and appellate courts thereof. Each party hereto irrevocably consents to service of process in any action, suit or other proceeding in any of the aforementioned courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 7.7. Each party hereto hereby irrevocably and unconditionally waives any objection which such Person may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law. Notwithstanding anything in this Section 7.4(b) to the contrary, each party agrees that a final judgment in any such action, suit or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such Person’s property, each such party hereto hereby irrevocably waives such immunity in respect of such Person’s obligations with respect to this Agreement.
          (d) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON

CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     Section 7.5 Entire Agreement; No Third Party Beneficiary. This Agreement and the Related Agreements contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement, including the letter of intent dated October 9, 2007 between the Company and TCV VI and the Confidentiality Letter dated July 11, 2007 between the Company and TCMI, Inc. are merged in and are superseded and canceled by, this Agreement and the Related Agreements. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.
     Section 7.6 Expenses. Whether or not the Closing shall occur, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses, except that the Company shall pay up to $125,000 of the reasonable and documented out-of-pocket fees and expenses incurred by the Purchasers, including, without limitation, the reasonable and documented fees and expenses of counsel for the Purchasers.
     Section 7.7 Notices. All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission, on the next business day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.
If to the Company, to:
TheStreet.com, Inc.
14 Wall Street, 14th Floor
New York, NY 10005
Fax No.: (212) 321-5013
Attention: Chief Executive Officer
with a copy to:
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Fax No.: (212) 422-4726
Attention: Kenneth A. Lefkowitz

If to a Purchaser, to:
Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301
Fax No.: (650) 614-8222
Attention: Carla S. Newell
with a copy to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Fax No.: (650) 463-2600
Attention: Peter F. Kerman
     Section 7.8 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.
     Section 7.9 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
     Section 7.10 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
     Section 7.11 Interpretation; Absence of Presumption.
          (a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.
          (b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
     Section 7.12 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.
     Section 7.13 Schedules. The Schedule of Exceptions to this Agreement (the “Schedule of Exceptions”) shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement. Any information disclosed in any such section or subsection shall be deemed fully disclosed for the purposes of all of the other such sections and subsections and shall be deemed to qualify all representations and warranties of the Company if the applicability of such information to such other section or subsection is reasonably apparent on its face. Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in Article II nor the inclusion of any items in the Schedule of Exceptions shall be deemed to constitute an admission by the Company or the Purchasers, or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any particular section or subsection to the Schedule of Exceptions does not constitute an admission by the Company or the Purchasers that such item meets any or all of the criteria set forth in this Agreement for inclusion in such section or subsection.
[The next page is the signature page]

     The parties have caused this Securities Purchase Agreement to be executed as of the date first written above.

THESTREET.COM, INC.
By:
	Name:	Thomas J. Clarke, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

TCV VI, L.P.

By:	Technology Crossover Management VI, L.L.C.
Its:	General Partner

By:
Name:
Title:

TCV MEMBER FUND, L.P.

By:	Technology Crossover Management VI, L.L.C.
Its:	General Partner

By:
Name:
Title:

S-1

EXHIBIT A
DEFINED TERMS
     1. The following capitalized terms have the meanings indicated:
     “Advisers Act” means the Investment Advisers Act of 1940, as amended.
     “Affiliate” of any Person means any Person, directly or indirectly, controlling, controlled by or under common control with such Person.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the Company’s common stock, $0.01 par value per share.
     “DGCL” means the Delaware General Corporation Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “GAAP” means generally accepted accounting principles as in effect in the United States.
     “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.
     “Intellectual Property Rights” means all registered copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names and Internet domain names that are used by the Company or any of its Subsidiaries in their business as presently conducted, including all (i) databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, development tools, instructions and templates created by or on behalf of the Company or any of its Subsidiaries and (ii) inventions, trade dress, logos and designs created by or on behalf or any of the Company or any of its Subsidiaries.
     “Investment Company Act” mean the Investment Company Act of 1940, as amended.
     “Investor Rights Agreement” means the Investor Rights Agreement among the Company and each of the Purchasers in the form attached to the Agreement as Exhibit C.
     “Lien” means any mortgage, pledge, security interest or other encumbrance.
     “Material Adverse Effect” means a material adverse effect upon the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.
     “Material Subsidiaries” means Promotions.com LLC, a Delaware limited liability company, Corsis Technology Group II, LLC, a New York limited liability company, SP-TSC

Holdings LLC, a Delaware limited liability company, Stockpickr LLC, a Delaware limited liability company, BFPC Newco LLC, a Delaware limited liability company, Bankers Financial Products Corporation, a Wisconsin corporation, and BankingMyWay.com LLC, a Wisconsin limited liability company.
     “Permitted Disclosee” means any former partners of a Purchaser who retained an economic interest in such Purchaser, and any current or prospective partner, limited partner, general partner or management company of such Purchaser (or any employee or representative of any of the foregoing).
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.
     “Proxy Statement” means the Company’s definitive proxy statement for its 2007 annual meeting of stockholders, as filed with the SEC on April 23, 2007.
     “Restricted Affiliate” means: (a) any Person who is directly or indirectly responsible for the formation, management, operations, oversight or administration of the Purchasers (including, without limitation, any principals, partners or employees of any such Person); (b) any investment fund directly or indirectly formed or controlled by any one or more Persons referred to in the preceding clause (a); and (c) any direct or indirect Subsidiary of any Person referred to in the preceding clauses (a) or (b) in which any one or more such Persons have the right to elect (directly or indirectly) a majority of the board of directors (or a comparable governing body with a different name) of such Subsidiary or own a majority of the voting securities entitled to elect the board of directors (or comparable governing body with a different name) of such Subsidiary.
     “Representative” means, with respect to a particular Person, any director, officer, manager, partner, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Rights Agreement” means the Rights Agreement dated as of May 14, 1999 (as amended on August 7, 2000) between the Company and American Stock Transfer & Trust Company, a New York banking corporation, as rights agent.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Documents” means all reports, schedules, registration statements and other documents (including all amendments, exhibits and schedules thereto) filed by the Company with the SEC on or after January 1, 2006.
     “Short Sale” means: (a) a sale of Common Stock that is marked as a short sale; (b) any entering into or establishment of any arrangement constituting a “put equivalent position,” as defined by Rule 16a-1(h) promulgated under the Exchange Act; (c) entering into any swap, option or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; or (d) the announcement of any intent to do any of the foregoing. Notwithstanding the foregoing, the parties agree that, except as otherwise provided in this Agreement, nothing in Section 4.3 shall restrict the ability of a Purchaser or any of its Restricted Affiliates to outright sell, distribute or transfer the Purchased Shares, the Conversion Shares and the Warrant Shares.
     “Stock Plans” means the Company’s Amended and Restated 1998 Stock Incentive Plan and the Company’s 2007 Performance Incentive Plan.
     “Subsidiary” has the meaning assigned to such term in Rule 1-02(x) of Regulation S-X promulgated by the SEC.
     “Tax” and “Taxes” means all federal, state, local and foreign taxes, including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes.

     2. The following terms are defined in the Sections of the Agreement indicated:
INDEX OF TERMS

Term	Page
Agreement	Preamble
Certificate of Designation	1.1
Closing	1.2
Closing Date	1.2
Company	Preamble
Confidential Information	4.4 (a)
Conversion Shares	2.4 (b)
ERISA Documents	2.16
Financial Statements	2.7
Preferred Stock	2.4 (a)
Purchased Shares	Recitals
Purchasers	Preamble
Related Agreements	2.2
Restricted Period	4.2
Schedule of Exceptions	7.13
Securities Act	2.4 (c)
Series B Preferred Stock	Recitals
TCV IV	Preamble
TCV Member Fund	Preamble
Warrant Shares	Recitals
Warrants	Recitals

SCHEDULE 1.1
PURCHASED SHARES AND WARRANT SHARES

	Number of	Number of	Aggregate
Purchaser	Purchased Shares	Warrant Shares	Purchase Price
TCV VI, L.P.	5,455.95095	1,147,816	$54,559,509.50

TCV Member Fund, L.P.	44.04905	9,267	$440,490.50

Total	5,500.00000	1,157,083	$55,000,000.00